Amendment to Amended and Restated Agreement of Limited Partnership
              of Middlebury Elkhart, L.P. dated December 15, 2000.

                        GUARANTEED PAYMENT-OVERSIGHT FEE


This Amended Agreement is made as of December 15, 2000, by and between Middlebury Elkhart, L.P., an Indiana limited partnership (the "Partnership"), and Prairie Village - Homes for America, Inc., an Indiana Corporation (the "Oversight Agent"). This Agreement is made with reference to the following facts:

A. The Partnership, pursuant to its Amended and Restated Agreement of Limited Partnership of even date herewith (the "Agreement"), is engaged in the construction/rehabilitation ownership and operation of an apartment complex known as Prairie Village and located in Elkhart, Indiana (the "Apartment Complex"). (Capitalized terms used and not otherwise herein shall have the respective meanings set forth in the Agreement.)

B. The Oversight Agent is being retained to perform certain additional acquisition and placement services, and the partnership has agreed to pay the Oversight Agent a certain fee, all as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Services and Duties of Oversight Agent.

I. The Oversight Agent shall provide services to the Partnership and The Apartment Complex. Such services are intended to enable the Partnership to be better able acquire, gain and sell with all Code requirements for the Housing Tax Credits (the "Credits"), to establish eligibility for such Credits with respect to the entire Apartment Complex and avoid recapture thereof during the compliance period established under the Code and to ensure that the Partnership shall comply with all local city, county and state laws applicable to the business of the Partnership.

II. The Oversight Agent shall assist the Partnership in planning, supervising and developing for the Apartment Complex, including, without limitation, the following:

(A) Assisting (x) the supervision of such professional copywriters, companies, artists and agencies as may be required to develop programs, brochures, grand opening campaigns or daily newspaper advertisements, and (y) the selection and supervision of such services as may be required to close, furnish model apartment units, furnish recreation areas or develop rental displays;

(B) Furnishing such assistance as may be required to develop a market analysis through field inspections of competitive projects or surveys of property managers and owners, and assisting in developing a rental schedule;

(C) Assisting the Partnership in placing the credits and developing close systems for processing applications, credit checks, occupancy schedules and such other procedures as may be required to assure an orderly occupancy of the Apartment Complex;

D. Assisting the Partnership and the Management Agent in coordinating Efforts to achieve a desirable tenant selection through recruitment and screening of tenants before and during occupancy and assisting in helping tenants organize themselves for social programs;


                            Exhibit 10.7.3 - Page 1

E. Developing and maintaining favorable community relations between the Partnership and various social and community organizations; and

F. Maintaining effective communications with all governmental bodies having jurisdiction over the Apartment Complex.

III. The Oversight Agent will provide asset management services for the Partnership. This asset management shall include:

A. Responsibility for overall strategic management of the Apartment Complex, including establishing rent levels and concessions thereto, marketing strategies for the Apartment Complex, and sales strategies for the Apartment Complex;

B. Performance of accounting services for the Apartment Complex, including providing reports showing income and expenses, on a monthly and annual basis. These services will not include tax return preparation for the Partnership or auditing services to be performed by independent accountants on behalf of the Partnership; and

C. Preparation of periodic communications to the Partnership, with such frequency as Acquisition & Tax Credit Placement Fee Agent in its sole discretion may deem appropriate.

IV. The Oversight Agent is authorized to approach and negotiate with new or existing lenders with respect to the Apartment Complex from time to time on behalf of the Partnership and to negotiate for additional funds, better interest rates and/or extended repayment terms as and when The Oversight Agent determines that such negotiations may result in beneficial loan modifications and/or refinancing and shall present such recommended financing to the Partnership for consideration. The Oversight Agent shall also provide consulting services to the Partnership in connection with selling the Apartment Complex. The listing price and minimum sales price for the Apartment Complex shall be as recommended by the The Oversight Agent.

2.   Compensation.


Commencing October 1, 1999, the Partnership shall pay The Oversight Agent a fee for each year equal to the following amounts; provided, that the amounts payable with respect to any year shall be owed and payable only to the extent of Cash Flow available for payment of the incentive management fee for such year pursuant to Section 9.2A of the Agreement ("Net Cash Flow"):

80.0% of Net Cash Flow, provided that the incentive management fee for any year shall not exceed that amount which equals 12.0% of gross rental income received by the Partnership for such year.

(I)  The Partnership shall reimburse the Acquisition & Tax Credit Placement Fee

3.   Default of The Oversight Agent.

Notwithstanding anything contained in this Agreement to the contrary, in the event that (a) the Acquisition & Tax Credit Placement Fee Agent shall default in any material respect in any of its obligations hereunder or (b) the General Partners default in any of their obligations under the Agreement and such default shall continue beyond any applicable notice or cure period, then the Partnership shall have the right to withhold all compensation otherwise payable to the Acquisition & Tax Credit Placement Fee Agent hereunder until such default is fully cured, and to set off against such compensation any obligations of the Acquisition & Tax Credit Placement Fee Agent hereunder or of the General Partners under the Agreement. In addition, this Agreement shall automatically terminate upon the withdrawal of a General Partner as a general partner of the Partnership for whatever reason. 4. Term of Agreement. Subject to Section 3 above, the term of this Agreement shall commence on and as of the date hereof and shall continue in full force and effect until termination of the Partnership.


                            Exhibit 10.7.3 - Page 2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE OVERSIGHT AGENT

Prairie Village - Homes For America, Inc., an
Indiana corporation



By:----------------------------
Robert A. MacFarlane, President


PARTNERSHIP:

Middlebury Elkhart, L.P., an Indiana limited
Partnership

By: Prairie Village - Homes for America, Inc.
Its general partner


By: ----------------------------
Robert A. MacFarlane, President



                            Exhibit 10.7.3 - Page 3